News Release

CDI Acquires EdgeRock Technologies, a Leading Provider of Specialty IT Staffing

Enables CDI to better serve existing and new client demand for specialized IT skills
Immediately accretive to EPS, excluding transaction expenses

Philadelphia (October 5, 2015) – CDI Corp. (NYSE: CDI) announced today that it has acquired 100 percent of the members’ interests in EdgeRock Technologies, LLC (EdgeRock), a privately held, emerging leader in specialist IT staffing. EdgeRock operates a national client platform with headquarters in Boston, MA, and additional offices in Tampa, FL, and Phoenix, AZ. The acquisition will be immediately accretive to CDI earnings, excluding certain one-time costs incurred in completion of the transaction.

Founded in 2005, EdgeRock provides clients with crucial Enterprise Resource Planning (ERP) talent needed to fully optimize the value of their ERP technology investments. This acquisition provides CDI with a national platform for highly-skilled specialist IT staffing with proven delivery capabilities and longstanding relationships with leading consultants to SAP, Oracle and PeopleSoft projects. In addition, EdgeRock has an expanding practice serving other specialized IT skill sets, including business intelligence and data analytics.

EdgeRock will become a division of CDI and continue to operate under the EdgeRock Technology Partners brand name. The current EdgeRock leadership team will continue to manage day-to-day operations of the business.

“The acquisition of EdgeRock represents an important step in our expansion of CDI capabilities to more specialized areas of IT staffing,” said Scott J. Freidheim, Chief Executive Officer and President of CDI. “Working with EdgeRock, and leveraging their strong access to experienced talent in ERP and other specialized technology sectors, we can better meet growing demand from existing and new clients to realize greater value from their technology investments.”

“We are excited to be an important part of CDI’s long-term growth plan and look forward to this opportunity to take our business to the next level,” said Peter Begley, EdgeRock’s President. “Both CDI and EdgeRock share a common vision for how to better serve evolving needs for access to highly specialized IT talent. Together, we will be in a stronger position to accelerate growth and deliver value across CDI’s portfolio of leading technology and industrial customers.”

“Thanks to the entire EdgeRock team for their operational excellence and many years of dedication to our clients. I am proud of our strong record of accomplishment,” said Frank Selldorff of Momentum Equity Partners, founding investor in EdgeRock. “EdgeRock has created an enduring business model that will prosper under CDI ownership.”

Other Transaction Details

Total transaction consideration at closing was approximately $31 million in cash, subject to standard working capital adjustments. CDI will pay up to an additional $4 million of cash consideration contingent on future operating performance. For the 12 months ended August 31, 2015, EdgeRock recognized approximately $44 million in revenue, with gross profit and operating margins well above CDI averages.

For income tax purposes, the acquisition will be treated as an asset purchase rather than a stock purchase. Consequently, CDI will realize a cash benefit from tax amortization with a total value of approximately $11 million over 15 years, if the full amount of contingent consideration is realized.

In addition, CDI is in process of securing a new 5-year asset-based credit facility with total borrowing capacity in excess of $100 million. This new facility would replace the existing 5-year $75 million credit facility that matures in November 2017. The company has engaged Bank of America as lead agent for this financing.

About CDI

CDI Corp. (NYSE: CDI) provides client-focused engineering, information technology and staffing solutions.  Our customers operate in a variety of industries, ranging from Oil, Gas & Chemicals to Aerospace & Industrial Equipment, and High Technology, and include corporate, federal, state and municipal entities. We serve customers through offices and delivery centers in the United States, Canada and the United Kingdom. We also provide staffing services through our global MRINetwork® of franchisees.  Learn more about CDI at www.cdicorp.com.

About EdgeRock Technologies, LLC

EdgeRock Technology Partners is a professional services firm that provides highly qualified, independent SAP, Oracle, and PeopleSoft consultants to companies throughout the nation. Founded in 2005, EdgeRock provides leading companies with the crucial expertise they need to fully leverage the potential of their ERP technology investments. EdgeRock’s ERP focus enables it to develop lasting relationship with leading consultants in these areas, giving EdgeRock’s clients unprecedented access to the highest qualified professionals in the industry. EdgeRock’s unique approach of building lasting relationships offers the best of both worlds: the quality and experience of a traditional consulting firm with the value and flexibility of a staff augmentation firm.
Learn more about EdgeRock at www.edgerock.com.

Caution Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements that address expectations or projections about the future are forward-looking statements. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions that are difficult to predict. Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:  the risk that the expected benefits of this acquisition are not realized; difficulties in integrating the acquired business with CDI; the potential loss of key customers of EdgeRock as a result of the sale of the company to CDI; unforeseen costs and expenses relating to the integration of EdgeRock; budgetary pressures faced by EdgeRock’s customers; weakness in general economic conditions and weakness or volatility in the financial and capital markets; the termination or non-renewal of a major customer contract; competitive market pressures; the availability and cost of qualified personnel; changes in tax laws and other government regulations; negative outcome of pending and future claims and litigation; and government policies, legislation or judicial decisions adverse to our businesses.  More detailed information about these and other risks and uncertainties may be found in our filings with the SEC, particularly in the "Risk Factors" section of our Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of our Form 10-Ks and Form 10-Qs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We assume no obligation to update such statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:
Vincent Webb
VP, Investor Relations and Communications
(215) 636-1240
vince.webb@cdicorp.com